Exhibit 99.2

CONSUMERS BANCORP, INC.

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

 OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

 DISTRIBUTED TO SHAREHOLDERS

 OF CONSUMERS BANCORP, INC.

April [●], 2013

Dear Shareholders:

This letter is being distributed by Consumers Bancorp, Inc. (the “Company”) to all holders (the “Recordholders”) of shares of Company common stock, without par value (the “Common Stock”), at 5:00 p.m., Eastern Time, on March 26, 2013 (the “Record Date”), in connection with the rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to purchase shares of Common Stock. The Rights and Common Stock are described in the offering prospectus dated         , 2013 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of [●] shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on         , 2013 unless extended (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. For every share you owned as of the Record Date, your basic subscription privilege gives you the opportunity to purchase [●] shares of our Common Stock (the “Basic Subscription Privilege”) at the cash price of [●] per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 100 Rights and would have the right to purchase [●] shares of Common Stock for the Subscription Price.

If you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Privilege, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our Recordholders through the exercise of their Basic Subscription Privilege (the “Unsubscribed Shares”). If, however, over-subscription requests exceed the number of shares of Common Stock available to be purchased pursuant to the Over-Subscription Privilege, we will allocate the available shares of Common Stock among shareholders who over-subscribed by multiplying the number of shares requested by each such shareholder by a fraction equal to (i) the number of shares available to be issued through Over-Subscription Privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their Over-Subscription Privileges. No fractional shares will be issued.

Both the Basic Subscription Privilege and the Over-Subscription Privilege are subject to the limitation, which may be exercised in our sole discretion, that no participant in the Rights Offering may beneficially own more than 9.9% of the shares of our Common Stock outstanding after completion of the Rights Offering. Such ownership limitation is not applicable to existing shareholders who already beneficially own more than 9.9% of the shares of our Common Stock outstanding prior to this offering.

You will be required to submit payment in full for all the shares you wish to buy with your Basic Subscription Privilege and your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no shareholder other than you has purchased any shares of Common Stock pursuant to their Basic Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription/escrow agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privilege to the extent of [●] shares, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Basic Subscription Privilege.

•	To the extent the aggregate Subscription Price of the number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you, and any excess subscription payments will he returned to you promptly, without interest or penalty.

•	To the extent the amount you paid in connection with the exercise of the Over–Subscription Privilege is less than the aggregate Subscription Price of the number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you paid in connection with the Over–Subscription Privilege.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Rights Certificate;

3.	Instructions as to the use of Consumers Bancorp, Inc. Rights Certificates;

4.	Notice of Tax Information; and

5.	A return envelope addressed to Registrar and Transfer Company, the subscription/escrow agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Rights Certificate, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the subscription/escrow agent, as indicated in the Prospectus. The subscription/escrow agent must receive your Rights Certificate with payment of the Subscription Price by a check drawn on a U.S. bank or wire transfer, including final clearance of any checks, prior to the Expiration Time. You cannot revoke the exercise of your Rights. Rights not exercised prior to the Expiration Time will expire.

The enclosed prospectus and other relevant documents describe the rights offering in greater detail, including key deadlines and subscription procedures. You should carefully read the entire prospectus before making an investment decision. The prospectus describes certain limitations, risks, deadlines and procedures that must be followed in order to participate. Although you are not required to participate in the offering, once you have submitted your payment and rights certificate, you may not revoke your election to participate. Any questions or requests for assistance concerning the Rights Offering should be directed to us at 800-948-1262, Monday through Friday (except bank holidays), between 9:00 A.M. and 4:00 P.M., Eastern Time. In addition, you may read and copy any materials that Consumers Bancorp, Inc. files with the U.S. Securities and Exchange Commission on the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

After allowing sufficient time for your review of the enclosed information, Company management, along with Boenning & Scattergood, Inc., the financial and marketing advisor for the Rights Offering, intend to hold informational meetings in Alliance, Canton, Carrollton, Hartville, Minerva, and Salem, to discuss this offering and the Company’s historical performance. We expect these meetings to take place between April 22 and May 10. The Company will list the dates and times for the meetings on its website (http://www.consumersbank.com) and at main and branch offices of Consumers National Bank. Meeting information can be obtained by calling Patricia Wood at 330-868-9053.

Very truly yours,

Consumers Bancorp, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CONSUMERS BANCORP, INC., THE SUBSCRIPTION/ESCROW AGENT, THE SELLING AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.